Exhibit 99.1

PLX TECHNOLOGY, INC. ANNOUNCES CONVERSION OF
OXFORD ACQUISITION NOTE

SUNNYVALE, Calif. – (May 27, 2009) – PLX Technology, Inc. (NASDAQ: PLXT) today announced the approval of the issuance of 3.4 million shares of the Company’s common stock to satisfy the $14.2 million principal balance of the promissory note the Company issued in connection with its acquisition of Oxford Semiconductor, Inc.

On Friday, May 22, 2009, the Company held a special meeting of shareholders to vote on the issuance of 3.4 million shares of PLX® common stock to satisfy the note for the Oxford acquisition, which was completed January 2, 2009.  The issuance of the 3.4 million common shares was approved with 99.6 percent of the voted shares in favor of the conversion.  After the issuance of the 3.4 million shares of common stock, the total outstanding shares of common stock will be approximately 37.0 million.

About PLX
PLX Technology, Inc. (www.plxtech.com), based in Sunnyvale, Calif., USA, is a leading global supplier of high-performance, feature-rich, system-interconnect semiconductors, SoC and software solutions for the communications, storage, server, compute, embedded-control, and consumer markets. The Company provides a competitive advantage through an integrated combination of experience, innovative silicon, powerful design tools, and synergetic global partnerships. These unmatched PLX solutions are based on established technologies including PCI Express, USB, SATA, Ethernet, and FireWire that enable our customers to develop equipment with industry-leading performance, scalability, security, and reliability, and bring their designs to market faster.

PLX and the PLX logo are trademarks of PLX Technology, Inc., which may be registered in some jurisdictions.  All other product names that appear in this material are for identification purposes only and are acknowledged to be trademarks or registered trademarks of their respective companies.

Editorial contact:                                                                                                                                          Company contact:
Jerry Steach                                                                                                                                                 Arthur O Whipple, CFO
CommonGround Communications (for PLX)                                                                                         PLX Technology, Inc.
Tel: 415.222.9996                                                                                                                                       Tel: 408.774.9060
jsteach@plxtech.com                                                                                                                                   investor-relations@plxtech.com